EXHIBIT 99.1

NEWS RELEASE

Cliffs Natural Resources Renames Itself Cleveland-Cliffs Inc.
CLEVELAND - Aug. 15, 2017 - Cliffs Natural Resources Inc. (NYSE: CLF) announces today that it has re-named the Company to its historical name Cleveland-Cliffs Inc. Under the name Cleveland-Cliffs, the Company has been for many decades an important part of the North American iron and steel industry. The name change is part of the celebration of the 170th anniversary of the Company, and is effective immediately. The Company’s NYSE stock ticker symbol “CLF” will remain the same.
Lourenco Goncalves, Chairman, President and Chief Executive Officer, said, “The historical name Cleveland-Cliffs is synonymous with our strong heritage, and is the perfect one for our next era of growth. As we did more than 60 years ago, when we adopted pelletizing as a smart business opportunity to utilize American iron ore and provide the domestic blast furnaces with customized pellets, Cleveland-Cliffs is once again reinventing itself as the supplier of high-quality iron units to the Great Lakes region. With our expansion into the production of Hot-Briquetted Iron (HBI) to supply the growing electric arc furnace steel industry, Cleveland-Cliffs is the best name to represent our strong present and our bright future.”
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, OH. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316	INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544

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CLIFFS NATURAL RESOURCES INC. 200 PUBLIC SQUARE SUITE 3300 CLEVELAND, OH 44114-2544